Exhibit 7.8

THIRD AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

EXECUTION VERSION

December 27, 2012

Discovery Communications, LLC

HowStuffWorks, LLC

One Discovery Place

Silver Spring, MD 20910

Re:	Agreement and Plan of Merger by and among HowStuffWorks, Inc. (predecessor-in-interest to HowStuffWorks, LLC), HSW MergerSub, Inc., Discovery Communications, LLC, and Michael P. Ring as HSW Stockholders’ Representative, dated as of October 14, 2007 (as amended by First Amendment thereto dated November 12, 2007 and by Second Amendment thereto dated as of December 13, 2007, the “HSW Merger Agreement”)

Ladies and Gentlemen:

The purpose of this letter agreement, which is executed pursuant to the authority set forth in Section 10.9 of the HSW Merger Agreement, is to modify the provisions of Section 5.18 of the HSW Merger Agreement relating to the Subject HSWI Shares. All capitalized terms used herein, not otherwise defined herein, have the meanings set forth in the HSW Merger Agreement; provided, however, that the parties hereto acknowledge that HSWI changed its name to “Remark Media, Inc.” effective December 30, 2011, and that, accordingly, all references herein to HSWI shall refer to Remark Media, Inc. without further amendment to the HSW Merger Agreement or otherwise; and provided further, that the Company was converted into HowStuffWorks, LLC, a Delaware limited liability company, effective July 18, 2012, pursuant to the provisions of the Limited Liability Company Act and General Corporation Law of the State of Delaware, and that, accordingly, all references herein to the Company shall refer to HowStuffWorks, LLC without further amendment to the HSW Merger Agreement or otherwise.

Because of market conditions arising after the Closing and securities laws restrictions, the Company has not been able to sell Subject HSWI Shares to generate the Required Cash Amount. Accordingly, in order to expedite the distribution of the Subject HSWI Shares to the Other Stockholders and the Optionholders under the HSW Merger Agreement and to the Convex Stockholders and the Optionholders under the Convex Merger Agreement, the parties hereto have agreed to amend the HSW Merger Agreement and the Convex Merger Agreement on the terms set forth herein.

Section 5.17(c) of the Convex Merger Agreement provides that the Convex Stockholders and Optionholders shall be bound by the amount of the Net HSWI Shares Proceeds determined in accordance with the procedures set forth in Section 5.18 of the HSW Merger Agreement.

The number of HSWI Shares in this letter agreement reflects the 10-for-1 reverse stock split consummated by HSWI prior to the date hereof.

Notwithstanding the provisions of the HSW Merger Agreement and the Convex Merger Agreement to the contrary, the parties agree as follows:

1.	The Net HSWI Share Proceeds shall consist solely of 1,555,122 HSWI Shares (out of the total 1,767,185 Subject HSWI Shares held by the Company). For avoidance of doubt, the Discovery Sharing Amount shall be zero, the Allocable Tax Amount shall be zero, the Shareholder Tax Amount shall be zero, and no cash shall be included in the Net HSWI Share Proceeds.

Discovery Communications, LLC

HowStuffWorks, LLC

2.	The Company shall retain 212,063 Subject HSWI Shares in full satisfaction of the Discovery Sharing Amount and the Allocable Tax Amount.

3.	As promptly as practicable after the execution of this letter agreement, the Company shall deliver or cause to be delivered, in each case in book entry form, (a) 983,926 HSWI Shares to the Other Stockholders and the Optionholders under the HSW Merger Agreement in accordance with the instruction of the HSW Stockholders’ Representative, and (b) 571,196 HSWI Shares to the Convex Stockholders and the Optionholders under the Convex Merger Agreement in accordance with the instruction of the Convex Stockholders’ Representative, in each case as set forth on Schedule A attached hereto and incorporated herein by this reference (the “Distribution Schedule”), collectively constituting the Net HSWI Share Proceeds. Upon the delivery of such HSWI Shares, neither Discovery nor the Company shall have any further obligation under Section 5.18 of the HSW Merger Agreement and Section 5.17 of the Convex Merger Agreement.

4.	The HSW Stockholders’ Representative and Convex Stockholders’ Representative acknowledge and agree that the allocation set forth on the Distribution Schedule is in accordance with Section 5.18 of the HSW Merger Agreement and Section 5.17 of the Convex Merger Agreement. Any Net HSWI Share Proceeds not accepted by any such Persons shall be returned to Discovery and shall revert to the property of Discovery.

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Discovery Communications, LLC

HowStuffWorks, LLC

Except to the extent modified herein, all of the terms and conditions of the HSW Merger Agreement and the Convex Merger Agreement, as heretofore in effect, shall remain in full force and effect. This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. This letter agreement shall be governed and construed in accordance with the laws of the State of Delaware without reference to the conflicts of law principles thereof.

Sincerely,

/s/ Michael P. Ring

Michael P. Ring, in his capacity as

HSW Stockholders’ Representative and

Convex Stockholders’ Representative

Acknowledged and agreed

as of the date first above written:

DISCOVERY COMMUNICATIONS, LLC

By:	/s/ Bruce L. Campbell
Bruce L. Campbell Chief Development Officer and General Counsel

HOWSTUFFWORKS, LLC

By:	/s/ Bruce L. Campbell
Bruce L. Campbell Chief Development Officer and General Counsel